Exhibit (c)(7)

Presentation to the Board of Directors Regarding:

Project Maple Tree

January 25, 2007

Project Maple Tree

Overview of the Current Situation

Management was approached by Apax Partners, unsolicited, to consider a leveraged buyout of the Company in conjunction with management of the Company

Apax first met with the Company in early January with an expression of interest

Based on public information, Apax initially suggested it would consider a 20% premium to the stock price at the time, indicating a value of approximately US$37.67 per share

Apax executed a confidentiality agreement and management provided non public information to Apax the last two weeks

Apax met with management in Chicago during the week of January 15, 2007

Supplementary information was provided to Apax over recent weeks in support of their assessment of the Company

Apax made a preliminary proposal to management on January 23, 2007 of US$40.00 per share

Implies an aggregate fully diluted purchase price (including the cost of options and restricted stock units) of $1.7 billion 1

Project Maple Tree

Summary of Proposal Made by Apax Partners Acquiror Apax Partners Worldwide LLP and Apax Partners, L.P.

Additional equity investors yet to be identified

Transaction Structure Acquisition of 100% of the common stock of Maple Tree

Purchase Price $40.00 per share in an all cash transaction

Financing Equity – Apax will underwrite 60% of the total equity requirement as the lead investor

Debt – Committed debt financing of approximately $1.1bn received from Merrill and Morgan Stanley

“Go-Shop” Period Ability to solicit competing proposals for a “reasonable period” after signing

“Customary” break-up fee and the right for Apax to match a competing proposal

Exclusivity Two weeks, extending daily until terminated by the Company with 7 days notice

Management Arrangements Management requested to roll-over approximately 50% of existing equity into acquisition

Aggregate option pool representing 10% of the fully-diluted equity of the Company, with a strike price equal to the acquisition price

Conditions to Proposal Confirmatory diligence – business, accounting, legal, IT, pensions, benefits, HR and insurance matters

Execution of definitive agreements – acquisition, employment, management equity subscription, stock option plan

Timing Announcement – upon execution of definitive agreements on or about February 23, 2007

Closing – second quarter 2007

Approvals for Completion Maple Tree Board and shareholder approval

Canadian and U.S. antitrust approval; Investment Canada 2

Project Maple Tree
Overview of Apax Partners

- Global reach with over 115+ investment professionals worldwide
- Established in 1969 in the US and 1977 in Europe
- Total assets managed of more than $20 billion
- Consistent sector focus across all geographies
  - Retail, Tech, Healthcare, Media, Financial & Business Services
- Current active investment funds of $7 billion
  - In the process of raising a $10 billion+ global fund
- Typical investment horizon of three to seven years
- Target equity investments of $80 – $600 million



Stockholm
Munich
Zurich
Paris
Milano
Madrid
Menlo Park
New York
Hong Kong
Tel Aviv

Select 2006 Transactions

Company	Value	Description
SISAL	€900mm	Administrators gaming, betting and lottery operations for the Italian State
CME	$190mm	TV broadcasting company with leading networks in six Central and Eastern European countries reaching approximately 82 million people
TOMMY HILFIGER	$1.6bn	Designs, sources and markets men's and women's apparel. Through licensing offers related accessories, footwear, fragrance, and home furnishings

Apax Working Team

- **Stephen Green** – Leads Financial & Business Services sector team globally and sits on Apax Approval Committee
- **Mitch Truwit** – Leads Financial & Business Services group in the US since joining Apax in 2006; formerly CEO of Orbitz and COO of Priceline.com
- **Billy Logan** – Joined Apax in 1997 from Morgan Stanley Real Estate Fund
- **Adam Burgoon** - Joined Apax in 2001. Formerly at Gleacher and Merrill Lynch

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Project Maple Tree

Apax Partners – Financial Services Experience Overview

One of Apax’s five core industry sectors

More than $1.3bn of equity capital invested over last ten years

Team of 15 investment professionals worldwide

Distribution a key investment theme: where they believe that customer ownership is a key value driver in financial services

Selected Investments

Investment Value

($mm) Revenue

($mm) Business Description

$1,800 $580 Leading global provider of foreign exchange services

$580 $320 Italian financial services distribution network and asset manager

$935 $60 Provider of second mortgages through telephone and internet channels in the UK

$195 $150 World’s largest provider of VAT refund services, operating in 37 countries

Not disclosed $80 Market leading provider of digital workspaces (virtual data rooms) 4

Project Maple Tree Maple Tree Performance Price Performance

Comparable Trading Statistics YTD 2007 3 months 1 year 3 years

Maple Tree 4.8% 7.7% 23.5% 86.7% Middle Market Brokers (1) (0.4%) (0.7%) 1.2% 21.9%

Global Brokers (2) 0.1% 3.6% 0.9% (14.7%) S&P 500 1.5% 4.6% 13.7% 24.6%

$34.00 $32.00 $30.00 $28.00 $26.00 $24.00 +23.5% 1/24/06 3/25/06 5/25/06 7/25/06 9/24/06 11/24/06 1/24/07

Equity Enterprise Price / Enterprise Value / Value Value 2007E 2006E 2006E 2007E

Company ($ mm) ($ mm) (3) EPS Revenue EBITDA EBITDA Global Brokers

Marsh & McLennan $ 16,578 $ 19,979 16.7 x 1.68 x 11.6 x 9.8 x Aon Corp. 10,840 12,722 13.5 1.41 9.0 7.8

Willis Group 6,495 6,976 15.5 2.89 11.5 10.3

Mean 15.2 x 1.99 x 10.7 x 9.3 x Middle Market Brokers Brown & Brown $ 3,923 $ 4,130 19.5 x 4.67 x 11.8 x 10.3 x

A. J. Gallagher 2,832 2,601 16.3 1.70 10.6 9.3 Hilb Rogal & Hobbs 1,510 1,599 16.0 2.25 8.5 7.6

U.S.I. Holdings 963 1,223 12.8 2.19 10.3 8.7 Mean 16.2 x 2.70 x 10.3 x 9.0 x

Maple Tree (FirstCall) $ 1,301 $ 1,340 17.1 x 2.44 x 9.1 x 7.6 x

Source: FactSet and Wall Street research.

(1)Includes AJG, BRO, HRH and USIH. (2)Includes AOC, WSH, and MMC.

(3)Enterprise value is defined as market value plus net debt and preferred stock as of the latest quarter balance sheet date. 5

Project Maple Tree
US$40.00 Per Share Offer Price

Implied Multiples
($ in millions, except per share data)

			$40.00 Offer Price Per Share	
Equity value [1]			$1,579.2	
Plus: Net effect of dilutive securities [2]			102.6	
Fully diluted equity value			**$1,681.8**	
Plus: Debt at 12/31/06E [3]			166.6	
Less: Unrestricted cash at 12/31/06E			(100.0)	
Enterprise value			**$1,748.4**	
Enterprise value multiple of:	**FirstCall**	**Mgmt.**	**FirstCall**	**Mgmt.**
2006E Revenue	$548.1	$543.9	3.19x	3.21x
2007E Revenue	639.5	645.3	2.73x	2.71x
2006E EBITDA	147.2	146.7	11.9x	11.9x
2006E Adjusted EBITDA [4]	158.3	157.7	11.0x	11.1x
2007E EBITDA	175.7	187.1	10.0x	9.3x
Equity value multiple of:				
2006E Net income [5]	$63.0	$64.6	26.7x	26.0x
2007E Net income [6]	80.6	84.9	20.9x	19.8x

Implied Premiums

	Price	Premium to $40.00 Offer
Current (1/24/07)	$32.90	21.6%
1 Week prior (1/17/07)	$30.80	29.9%
52 Week intraday high (1/24/07)	$33.02	21.1%
3 Month average (10/24/06)	$30.69	30.3%
6 Month average (7/24/06)	$29.64	35.0%
1 Year average (1/24/06)	$28.20	41.8%

(1) Based on 39.479 million shares outstanding as of 12/31/06.
(2) Includes 0.889 million options with a strike price $15.67 and 0.130 million options with a strike price of $13.79 calculated using the treasury stock method and 1.940 million restricted stock units.
(3) Assumes $22.0 million of Talbot earnout financed with debt.
(4) Includes $11.1million in EBITDA related to the 2006 time period prior to completion of acquisitions closed in 2006.
(5) FirstCall based on mean EPS estimate of $1.61 per share multiplied by 39.152 million weighted average fully diluted shares.
(6) FirstCall based on mean EPS estimate of $1.92 per share multiplied by 41.919 million weighted average fully diluted shares.

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Disclaimers

Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients.

This proposal is confidential, for your private use only, and may not be shared with others (other than your advisors) without Merrill Lynch’s written permission, except that you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the proposal and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. For purposes of the preceding sentence, tax refers to U.S. federal and state tax. This proposal is for discussion purposes only. Merrill Lynch is not an expert on, and does not render opinions regarding, legal, accounting, regulatory or tax matters. You should consult with your advisors concerning these matters before undertaking the proposed transaction. 7